Exhibit 99.1

Praxair Distribution Announces Price Actions

DANBURY, Conn.--(BUSINESS WIRE)--Praxair Distribution, Inc., a subsidiary of Praxair, Inc. (NYSE: PX), announced discount reductions and price increases for its industrial, medical and specialty gas cylinder customers in the U.S. and Canada effective immediately or as otherwise permitted by customer contracts.

Increases will be up to:

  30% for helium, fuel gases and rare gases
  15% for argon, hydrogen and carbon dioxide/dry ice
  10% for oxygen, USP oxygen, nitrogen and nitrous oxide
  15% for cylinder rental and facility fees

In some circumstances, price adjustments may be higher or lower than these percentages, depending on product and supply conditions.

These price increases are due in part to escalating labor, energy and fuel costs and reflect the limited global availability of raw materials for certain products, particularly helium.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information about Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Gary Gillum, 203-837-2702
gary_gillum@praxair.com
or
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com